Exhibit 99.1

Ampio Pharmaceuticals Modifies Ampion™ IND for Osteoarthritis of the Knee to Include A Dose Escalation Run-In Study and Prepares to Launch Pivotal Clinical Trial

GREENWOOD VILLAGE, Colo., Feb. 25, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE) announced today that it’s Phase III clinical study of Ampion™ for the treatment for osteoarthritis of the knee will include a dose-escalation run-in study as recommended by the FDA.

Dr. Vaughan Clift , Ampio’s Chief Regulatory Officer, explained “In the Australian trial, a single 4 ml dose provided promising results from the Ampion™ treated patients suffering from osteoarthritis. This run-in portion of the Phase III trial that will be launched in the US is designed primarily to determine if the 4 mL treatment could be improved by administering a 10 ml volume of Ampion™, the volume commonly injected into the knee with other therapeutic agents.”

Dr. Clift further noted “Accordingly, the Company has modified the original study design to accommodate the FDA recommendations and submitted this upgraded IND study protocol for clearance to begin treating patients. A Clinical Research Organization (CRO) has been engaged and multiple clinical sites have been selected that are ready to enroll patients in the study. The dose ranging run-in study will commence shortly and will include 320 patients in total comparing 4 ml to 10 ml injection using the WOMAC pain scale.”

Michael Macaluso , Chairman and CEO of Ampio, commented “The FDA has been very helpful by recommending a single run-In study to begin our Phase III pivotal trial that will provide us deeper understanding of the treatment effect and an optimized dose that may well reduce the patient requirement, and the associated time and costs as the number of combined patients in the run-in/phase III study may be significantly less than the 1600 patients planned for the two, phase III studies in the original IND application.”

About the Australian Ampion™-In-Knee (AIK) trial

In May 2012, Ampio announced the full results of the Ampion™-In-Knee (AIK) trial which demonstrated prolonged and sustained pain relief in osteoarthritis following Ampion™ treatment. There was a statistically significant improvement in pain relief at 84 days following a single injection of Ampion™ compared to placebo and overtime. The treatment was well tolerated with no significant adverse events and no minor adverse events in the Ampion™ group compared to the placebo group.

About Ampion™

Ampion™ is a non-steroidal anti-inflammatory biologic that has the potential to be used in a broad array of inflammatory conditions and autoimmune diseases. The active ingredient is aspartyl-alanyl diketopiperazine, referred to as DA-DKP, which is derived from two amino acids from human albumin and appears to have a significant role in the homeostasis of inflammation. Ampion™ is protected by composition of matter, use, and synthetic form patents. Ampio has published a number of studies and articles on the anti-inflammatory activity of DA-DKP.

About Osteoarthritis

Osteoarthritis (OA) is the most common form of arthritis, affecting 27 million people in the US.1 Symptomatic OA of the knee occurs in 10-13% of individuals over the age of 60.2 OA is caused by inflammation of the soft tissue and bony structures of the joint which worsens over time and leads to progressive thinning of articular cartilage, narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.3 These changes eventually result in chronic pain and disability, and deterioration of the joint despite drug therapy may require eventual surgery of total joint replacement. Current drug treatment for OA of the knee relies on pain control with analgesics, and anti-inflammatory treatment with NSAIDs and intra-articular injections of steroids or hyaluronates. The current drug treatments have been shown to have mixed results and may have significant limitations due to various adverse effects such as gastrointestinal irritation and bleeding4.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level or (ii) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process.

Forward Looking Statement

This Annual Report on Form 10-K, or Annual Report, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this Annual Report, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, without limitation, statements regarding the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in Part I, Item 1A of this Annual Report. These risks are not exhaustive. Other sections of this Annual Report include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements.

References:

1.    Lawrence RC, Felson DT, Helmick CG, Arnold LM, Choi H, Deyo RA, et al. Estimates of the prevalence of arthritis and other rheumatic conditions in the United States. Part II. Arthritis Rheum.2008 Jan; 58(1):26–35.

2.    Dillon CF, Rasch EK, Gu Q, Hirsch R. “Prevalence of knee osteoarthritis in the United States: arthritis data from the Third National Health and Nutrition Examination Survey 1991-94.” Journal of Rheumatology. 2006 Nov; 33(11):2271-2279.

3.    Bonnet CS, Walsh DA (2005) Osteoarthritis, angiogenesis and inflammation. Rheumatology (Oxford). 44:7–16

4.     Richmond J, Hunter D, Irrgang J, et al. Treatment of osteoarthritis of the knee (nonarthroplasty). J Am Acad Orthop Surg. 2009; 17:591-6000.

Investor Contact:

Rick Giles, Director of Investor Relations, Ampio Pharmaceuticals, Inc., (720) 437-6530, rgiles@ampiopharma.com